UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 23, 2005

Date of Report (Date of earliest event reported)

WATER PIK TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1-15297	25-1843384
(Commission File Number)	(IRS Employer Identification No.)

23 Corporate Plaza, Suite 246

Newport Beach, CA  92660

(Address of principal executive offices, including zip code)

(949) 719-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On September 23, 2005, Water Pik, Inc. (“Water Pik”) and Jandy Pool Products, Inc. (“Jandy” formerly known as Laars, Inc.), both wholly-owned subsidiaries of Water Pik Technologies, Inc. (the “Company”), fully paid their obligations under three promissory notes dated October 22, 2001 with U.S. Bank National Association (“U.S. Bank”).  All three of the notes were secured by a Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents (“Deed of Trust”) on Company real estate.  Jandy repaid the remaining balance of $7,488,038 on its note in the original principal amount of $8,850,000 secured by a Deed of Trust dated October 18, 2001 on the Company’s real property located at 6000 Condor Drive, Moorpark, California.  Water Pik repaid the remaining balance of $5,059,714 on its note in the original principal amount of $5,980,000 secured by a Deed of Trust dated October 22, 2001 on the Company’s real property located at 1730 East Prospect Road, Ft. Collins, Colorado.  Water Pik also repaid the remaining balance of $2,969,832 on its note in the original principal amount of $3,510,000 secured by a Deed of Trust dated October 22, 2001 on the Company’s real property located at 609 14th Street SW, Loveland, Colorado.  As a result of the payments, the Deeds of Trust were released on the Moorpark, Ft. Collins and Loveland properties.  As a result of the repayment of the loans, the Loan Agreement dated October 22, 2001 between U.S. Bank, Water Pik and Jandy was terminated.

In addition, on September 23, 2005, as a result of repayment of the U.S. Bank loans, the Intercreditor Agreement dated October 22, 2001 between Water Pik, Jandy, U.S. Bank and The Chase Manhattan Bank (the “Intercreditor Agreement”) was terminated.  Other than termination of the Intercreditor Agreement, the repayment of the loans described above had no impact on the Amended and Restated Credit Agreement dated August 27, 2003 among Water Pik, Jandy, Water Pik Technologies Canada, Inc. and a group of banks including JP Morgan Chase Bank as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATER PIK TECHNOLOGIES, INC.

Date:	September 29, 2005	By:	/s/ VICTOR C. STREUFERT
Victor C. Streufert,
Vice President, Finance
and Chief Financial Officer